Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231553

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(1)(2)
Floating Rate Senior Notes due 2022	US$	750,000,000	100%	US$	750,000,000	US$	97,350
Guarantees of the Floating Rate Senior Notes due 2022		—	—		—		(3)

(1)       Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The total registration fee due for this offering is US$97,350.00.

(2)    Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, US$730,170 was previously paid by the Registrant in connection with the registration of unissued securities under the Registrant’s F-10 shelf registration statement (File No. 333-220471), filed on September 14, 2017 and under the Registrant’s F-3 shelf registration statement (File No. 333-221507), filed on November 22, 2017, and was carried forward to the Registrant’s S-3 shelf registration statement (File No. 333-223094), filed on February 20, 2018, of which US$549,645 was further carried forward to the Registrant’s S-3 shelf registration statement (File No. 333-231553), filed on May 17, 2019.  The US$97,350 filing fee with respect to the Floating Rate Senior Notes due 2022 offered and sold hereby pursuant to this registration statement is offset against those filing fees carried forward, and US$193,665 remains available for future registration fees. No additional filing fee has been paid with respect to this offering.

(3)       Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the notes.

Prospectus Supplement
February 18, 2020
(To Prospectus Dated May 17, 2019)

US$750,000,000

Enbridge Inc.

Floating Rate Senior Notes due 2022

Fully and Unconditionally Guaranteed by
Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP

We are offering US$750,000,000 aggregate principal amount of Floating Rate Senior Notes due 2022 (the “Notes”). The Notes will mature on February 18, 2022. The Notes will bear interest at a rate equal to the three-month LIBOR (as defined herein) plus 50 basis points per annum, payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year, beginning on May 19, 2020, subject to the provisions set forth under “Description of the Notes and the Guarantees — Principal and Interest”.

The Notes will not be redeemable prior to their maturity, other than, in whole, at any time, if certain changes affecting Canadian withholding taxes occur. See “Description of the Notes and the Guarantees — General”.

The Notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt. See “Description of the Notes and the Guarantees — General”. The guarantees of the Notes will be direct, unsecured and unsubordinated obligations of Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP (together, the “Guarantors”), each an indirect, wholly-owned subsidiary of Enbridge, and will rank equally with all of the applicable Guarantor’s existing and future unsecured and unsubordinated debt. See “Description of the Notes and the Guarantees — Guarantees”.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated and organized under the laws of Canada, that many of our officers and directors are residents of Canada, that some of the experts named in this prospectus supplement or the accompanying prospectus are residents of Canada, and that a substantial portion of our assets and said persons are located outside the United States.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Note	Total
Public offering price	100.000%	US$	750,000,000
Underwriting discounts and commissions	0.200%	US$	1,500,000
Proceeds to us (before expenses)	99.800%	US$	748,500,000

Interest on the Notes will accrue from February 20, 2020.

The underwriters expect to deliver the Notes to the purchasers in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), on or about February 20, 2020.

Joint Book-Running Managers

BofA Securities	J.P. Morgan

IMPORTANT NOTICE ABOUT INFORMATION IN
THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Notes we are offering. The accompanying prospectus, dated May 17, 2019, is referred to as the “prospectus” in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Notes in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this prospectus supplement or the accompanying prospectus and by any subsequently filed prospectus amendments.

If the description of the Notes varies between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, all capitalized terms and acronyms used and not otherwise defined herein have the meanings provided in the prospectus. In this prospectus supplement, the prospectus and any document incorporated by reference, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or “$”. “U.S. dollars” or “US$” means the lawful currency of the United States. Unless otherwise indicated, all financial information included in this prospectus supplement, the prospectus and any document incorporated by reference is determined using U.S. GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States. Except as set forth under “Description of the Notes and the Guarantees” and unless otherwise specified or the context otherwise requires, all references in this prospectus supplement, the prospectus and any document incorporated by reference to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries.

S-i

Prospectus Supplement

Prospectus

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The prospectus and this prospectus supplement, including the documents incorporated by reference into the prospectus and this prospectus supplement, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in the prospectus and this prospectus supplement include, but are not limited to, statements with respect to the following: the Corporation’s corporate vision and strategy, including strategic priorities and enablers; expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected future cash flows; expected distributable cash flow; expected debt-to-EBITDA ratio; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage, Renewable Power Generation and Energy Services businesses; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected equity funding requirements for the Corporation’s commercially secured growth program; expected future growth and expansion opportunities; expectations about the Corporation’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions and the timing thereof; expected benefits of transactions, including the realization of efficiencies and synergies; expected future actions of regulators and related court proceedings and other litigation; expectations regarding commodity prices; supply and demand forecasts; this offering, including the closing date thereof, the expected use of proceeds, the use of LIBOR (as defined herein) as the interest rate benchmark for the Notes and the Corporation’s intention to not list the Notes on any stock exchange or other market; anticipated utilization of the Corporation’s existing assets; anticipated competition; United States Line 3 Replacement Program; Line 5 related matters; Mainline System contracting; Texas Eastern rate case; estimated future dividends; the Corporation’s dividend payout policy; dividend growth and dividend payout expectation; and expectations on impact of the Corporation’s hedging program.

Although the Corporation believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (“NGL”) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Corporation’s projects; anticipated in-service dates; weather; the timing and closing of acquisitions and dispositions and of this offering; the realization of anticipated benefits and synergies of transactions; governmental legislation; impact of the Corporation’s dividend policy on its future cash flows; the Corporation’s credit ratings; capital project funding; expected EBITDA; expected earnings/(loss); expected future cash flows; expected distributable cash flow; estimated future dividends; and the impact of the transition from LIBOR as an interest rate benchmark. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Corporation’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Corporation operates and may impact levels of demand for the Corporation’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected earnings/(loss), expected future cash flows, expected distributable cash flow or

S-iii

estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather; and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

The Corporation’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of the Corporation’s  strategic priorities, operating performance, regulatory parameters, changes in regulations applicable to the Corporation’s business, acquisitions, dispositions and other transactions, the Corporation’s dividend policy, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in the prospectus, this prospectus supplement and in documents incorporated by reference into the prospectus and this prospectus supplement. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the Corporation’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statements made in the prospectus and this prospectus supplement or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

For more information on forward-looking statements, the assumptions underlying them, and the risks and uncertainties affecting them, see “Note Regarding Forward-Looking Statements” in the prospectus and “Risk Factors” in this prospectus supplement and the prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the “SEC”). Such reports and other information are available on the SEC’s website at www.sec.gov and the Corporation’s website at www.enbridge.com. The information contained on or accessible from these websites does not constitute a part of this prospectus and is not incorporated by reference herein. Prospective investors may read and download some of the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to certain securities, including the Notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all the information in the Registration Statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement through the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC. This means that we can disclose important information to you by referring to those documents and later information that we file with the SEC. The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the U.S. Exchange Act, as amended, until the termination of the offering under this prospectus supplement:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 14, 2020;

S-iv

•                  Our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders filed with the SEC on March 27, 2019 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2018); and

•                  Our second Current Report on Form 8-K filed on February 14, 2020.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Copies of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) may be obtained on request without charge from the Corporate Secretary of Enbridge Inc., Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the website maintained by the SEC (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus supplement.

S-v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Notes. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Corporation

Enbridge is a leading North American energy infrastructure company. The Corporation’s core businesses include Liquids Pipelines, which transports approximately 25% of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20% of the natural gas consumed in the United States; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 megawatts of net renewable power in North America and Europe.

Enbridge is a public company, with common shares that trade on both the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

The Offering

In this section, the terms “Corporation”, “we”, “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries.

Issuer	Enbridge Inc.

Guarantors	Enbridge Energy Partners, L.P. (“EEP”) and Spectra Energy Partners, LP (“SEP” and, together with EEP, the “Guarantors”). The Guarantors are indirect, wholly-owned subsidiaries of the Corporation.

Securities Offered	US$750,000,000 aggregate principal amount of Floating Rate Senior Notes due 2022 (the “Notes”).

Maturity Date	The Notes will mature on February 18, 2022.

Interest

The Notes will bear interest at a rate equal to three-month LIBOR (as defined herein) plus 0.50% per annum for the applicable interest period. The interest rate will be determined by reference to a different base rate than three-month LIBOR if we or our Designee (as defined herein) determine that a Benchmark Transition Event (as defined herein) has occurred with respect to three-month LIBOR. See “Description of the Notes and the Guarantees — Principal and Interest — Effect of Benchmark Transition Event” in this prospectus supplement.

Interest on the Notes will be payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year, beginning on May 19, 2020, subject to the provisions set forth under “Description of the Notes and the Guarantees — Principal and Interest” in this prospectus supplement. Interest on the Notes will accrue from February 20, 2020 and will be computed on the basis of a 360-day year of twelve 30-day months.

The interest rate on the Notes will be reset quarterly on February 18, May 18, August 18 and November 18 of each year, as applicable, subject to adjustment if any such date is not a Business Day (as defined herein).

Ranking of the Notes

The Notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt. Our business operations are conducted substantially through our subsidiaries and through our partnerships and joint ventures. The Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries other than the Guarantors. See “Description of the Notes and the Guarantees — General” in this prospectus supplement.

As of December 31, 2019, the long-term debt (excluding current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of the Corporation’s subsidiaries other than the Guarantors totaled approximately $24,147 million.

Guarantees

The Notes will be fully, unconditionally, irrevocably, absolutely and jointly and severally guaranteed by each of the Guarantors. The guarantees of the Notes will be general, unsecured, senior obligations of each of the Guarantors and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of that Guarantor, other than preferred claims imposed by statute.

Pursuant to the Indenture (as defined herein) governing the Notes, the guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of certain events as described under “Description of the Notes and the Guarantees — Guarantees” in this prospectus supplement.

Optional Redemption	Other than as described in “Description of the Notes and the Guarantees — Redemption — Tax Redemption” in this prospectus supplement, the Notes are not redeemable prior to their maturity.

Change in Tax Redemption

We may redeem the Notes in whole, but not in part, at the redemption price equal to the principal amount of Notes being redeemed, plus accrued and unpaid interest to the redemption date, at any time in the event certain changes affecting Canadian withholding taxes occur. See “Description of the Notes and the Guarantees — Redemption — Tax Redemption” in this prospectus supplement.

Sinking Fund	The Notes will not be entitled to the benefit of a sinking fund.

Use of Proceeds

We estimate that the net proceeds of the offering of the Notes, after deducting underwriting discounts and commissions and the estimated expenses of the offering, will be approximately US$748,190,000. We intend to use the net proceeds of this offering to refinance existing indebtedness of the Corporation or its subsidiaries and, if applicable, for other general corporate purposes of the Corporation and its affiliates. See “Use of Proceeds” in this prospectus supplement.

Additional Amounts

Any payments made by us with respect to the Notes will be made without withholding or deduction for Canadian taxes unless required to be withheld or deducted by law or by the interpretation or administration thereof. If we are so required to withhold or deduct for Canadian taxes with respect to a payment to the Noteholders (as defined herein), we will pay the additional amounts necessary so that the net amounts received by the Noteholders after the withholding or deduction is not less than the amounts that such Noteholders would have received in the absence of the withholding or deduction. See “Description of the Notes and the Guarantees — Payment of Additional Amounts” in this prospectus supplement.

Form

The Notes will be represented by one or more fully registered global notes deposited in book-entry form with, or on behalf of, The Depository Trust Company, and registered in the name of its nominee. See “Description of the Notes and the

Guarantees — Book-Entry System” in this prospectus supplement. Except as described under “Description of the Notes and the Guarantees” in this prospectus supplement, Notes in certificated form will not be issued.

Trustee and Paying Agent	Deutsche Bank Trust Company Americas.

Governing Law	The Notes and the related guarantees will be, and the Indenture is, governed by the laws of the State of New York.

Risk Factors

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement for a discussion of factors that you should refer to and carefully consider before deciding to invest in these Notes.

Lack of Public Market for the Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice.

Conflicts of Interest

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds of this offering. See “Use of Proceeds” in this prospectus supplement. As a result, one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from this offering in the form of the repayment of existing indebtedness. Accordingly, this offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

RISK FACTORS

You should consider carefully the following risks and other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. In particular, we urge you to consider carefully the following risk factors, as well as the risk factors set forth under the heading “Item 1A. Risk Factors” in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, incorporated by reference into this prospectus supplement and the accompanying prospectus. The following risks and uncertainties could materially and adversely affect our financial condition and results of operations. In that event, the value of our securities, including the Notes, or our ability to meet our obligations under the Notes, may be adversely affected.

Risks Related to the Notes

We are a holding company and as a result are dependent on our subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness, including the Notes.

Our ability to make payments on our indebtedness, fund our ongoing operations and invest in capital expenditures and any acquisitions will depend on our subsidiaries’ (including subsidiary partnerships and joint-ventures through which we conduct business) ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness, including the Notes. The Notes are U.S. dollar-denominated obligations and a substantial portion of our subsidiaries’ revenues are denominated in Canadian dollars. Fluctuations in the exchange rate between the U.S. and Canadian dollars may adversely affect our ability to service or refinance our U.S. dollar-denominated indebtedness, including the Notes.

The Notes are structurally subordinated to the indebtedness of our non-Guarantor subsidiaries.

The Notes are not guaranteed by our subsidiaries (including subsidiary partnerships and joint ventures through which we conduct business) that are not Guarantors and are thus structurally subordinated to all of the debt of these subsidiaries. Additionally, each of the Guarantors will be released from its guarantees following the repayment in full or discharge or defeasance of the Guarantor’s debt securities outstanding as of January 22, 2019, or upon the occurrence of certain other events, as described under “Description of the Notes and the Guarantees — Guarantees” in this prospectus supplement, in which case the Notes will be structurally subordinated to all of the debt of that former guarantor subsidiary. The Corporation’s interests in its subsidiaries and the partnerships and joint ventures through which it conducts business generally consist of equity interests, which are residual claims on the assets of those entities after their creditors are satisfied. As at December 31, 2019, the long-term debt (excluding current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of the subsidiaries of the Corporation other than the Guarantors totaled approximately $24,147 million.

The Indenture restricts our ability to incur liens, but places no such restriction on our subsidiaries or the partnerships and joint ventures through which we conduct business. Holders of parent company indebtedness that is secured by parent company assets will have a claim on the assets securing the indebtedness that is prior in right of payment to our general unsecured creditors, including you as a holder of the Notes (a “Noteholder”). The Indenture permits us to incur additional liens as described under “Description of the Notes and the Guarantees — Covenants — Limitation on Security Interests” in this prospectus supplement.

Your right to receive payments on the Notes is effectively subordinate to those lenders who have a security interest in the assets of the Corporation or the Guarantors.

The Notes and the related guarantees are unsecured. The Corporation or the Guarantors may incur indebtedness that is secured by certain or substantially all of their respective tangible and intangible assets, including the equity interests of each of their existing and future subsidiaries. If the Corporation or the Guarantors were unable to repay any such secured indebtedness, the creditors of those obligations could foreclose on the pledged assets to the exclusion of Noteholders, even if an event of default exists under the Indenture at such time. As at December 31, 2019,

SEP had approximately $143 million of secured indebtedness outstanding and EEP had no secured indebtedness outstanding.

Uncertainty relating to the calculation of LIBOR and other reference rates and their potential discontinuance may materially adversely affect the amount of interest payable on, or the liquidity and value of, the Notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates”. Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates the London Interbank Offered Rate (“LIBOR”), announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. As a result, it appears highly likely that LIBOR will be discontinued or modified by 2021, which is prior to the maturity date of the Notes.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the Notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the Notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the Notes to be materially different than expected.

If it is determined that LIBOR has been discontinued and an alternative reference rate for three-month LIBOR is used as described in “Description of the Notes and the Guarantees — Principal and Interest”, we or our designee (which may be the calculation agent, a successor calculation agent, or other designee of ours acting as our agent (any of such entities, a “Designee”)) may make certain adjustments to this rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to three-month LIBOR, in a manner that is consistent with industry-accepted practices or applicable regulatory or legislative actions or guidance for such alternative reference rate. Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to these rates may result in interest payments on the Notes that are lower than or that do not otherwise correlate over time with the payments that would have been made on the Notes if published LIBOR continued to be available. Other floating rate debt securities issued by other issuers, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on the Notes, or the market liquidity and market value of the Notes.

If a Benchmark Transition Event occurs, interest on the Notes will be calculated using a Benchmark Replacement selected by us or our Designee.

As described in detail in the section “Description of the Notes and the Guarantees — Principal and Interest —Effect of Benchmark Transition Event” (the “Benchmark Transition Provisions”), if during the term of the Notes, we or our Designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date (as defined herein) have occurred with respect to three-month LIBOR, we or our Designee in our sole discretion will select a Benchmark Replacement (as defined herein) as the base rate in accordance with the Benchmark Transition Provisions (as defined herein). The Benchmark Replacement will include a spread adjustment, and technical, administrative or operational changes described in the Benchmark Transition Provisions may be made to the interest rate determination if we or our Designee determine in our sole discretion they are required.

Our interests or those of our Designee in making the determinations described above may be adverse to your interests as a Noteholder. In so acting, our Designee would be acting solely as agent of the Corporation and our Designee would not assume any obligations or relationship of agency or trust, including, but not limited to, any fiduciary duties or obligations, for or with any of the Noteholders. The selection of a Benchmark Replacement, and any decisions made by us or our Designee in connection with implementing a Benchmark Replacement with respect to the Notes, could result in adverse consequences to the applicable interest rate on the Notes, which could adversely affect the return on, value of and market for those securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to three-month LIBOR or that any Benchmark Replacement will produce the economic equivalent of three-month LIBOR.

The Secured Overnight Financing Rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the Notes.

If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the Notes will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked notes or debt securities, we mean the Notes at any time when the rate of interest on those notes or debt securities is or will be determined based on SOFR.

The Benchmark Replacements specified in the Benchmark Transition Provisions include Term SOFR, a forward-looking term rate which will be based on the Secured Overnight Financing Rate. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to three-month LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee endorsed or convened by the Federal Reserve Board or the NY Federal Reserve, or successor thereto, then the next-available Benchmark Replacement under the Benchmark Transition Provisions will be used to determine the amount of interest payable on the Notes for the next applicable interest period and all subsequent interest periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (as defined in the Benchmark Transition Provisions) (such as the Alternative Reference Rates Committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, us or our Designee. In addition, the Benchmark Transition Provisions expressly authorize us or our Designee to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the Notes, which could adversely affect the return on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the Notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that the use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a Noteholder. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the Notes and a reduction in their trading prices.

The amount of interest payable on the Notes is set only once per period based on the three-month LIBOR on the interest determination date, which may fluctuate significantly.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance. You should further note that although actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than three-month LIBOR on the applicable interest determination date, you will not benefit from three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in three- month LIBOR may not result in a comparable change in the market value of the Notes.

Additionally, if a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the Notes will be determined using SOFR, except in certain circumstances. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. SOFR, over the term of the Notes, may bear little or no relation to the historical actual or historical indicative data.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the Notes by our Guarantors and require the Noteholders to return payments received from the Guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee:

•                  received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•                  was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•                  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void a guarantee with respect to the Notes, the Noteholders would no longer have a claim against the applicable Guarantor. Sufficient funds to repay the Notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received in respect of the Notes from the Guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, as they became absolute and mature; or

•                  it could not pay its debts as they became due.

The guarantee for the Notes will contain a provision intended to limit the Guarantors’ liability to the maximum amount that they could incur without causing the incurrence of obligations under the guarantee to be a fraudulent conveyance or fraudulent transfer under U.S. federal or state law. This provision may not be effective to protect the guarantee from being voided under fraudulent transfer law.

We may, under certain limited circumstances, redeem the Notes before they mature.

The Corporation may redeem the Notes in the circumstances described under “Description of the Notes and the Guarantees — Redemption — Tax Redemption” in this prospectus supplement. These redemption rights may, depending on prevailing market conditions at the time, create reinvestment risk for the Noteholders in that they may be unable to find a suitable replacement investment with a comparable return to the Notes.

We cannot provide assurance that an active trading market will develop for the Notes.

The Notes will constitute a new series of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the Notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the Notes will be free from disruptions that may adversely affect the price at which you may sell the Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our financial performance and other factors. Generally, the liquidity of, and trading market for, the Notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect that liquidity and trading independent of our financial performance and prospects.

CONSOLIDATED CAPITALIZATION

The following table summarizes our consolidated capitalization as of December 31, 2019 on an actual basis and on an as adjusted basis to give effect to the issuance and sale of the Notes described in this prospectus supplement, without giving effect to the application of the net proceeds thereof. See “Use of Proceeds” in this prospectus supplement.

You should read this table together with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated annual financial statements and the related notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. All U.S. dollar amounts in the following table have been converted to Canadian dollars using the exchange rate on December 31, 2019 of US$0.7699 per $1.00 as reported on the Bank of Canada website.

	As of December 31, 2019
	Actual	As Adjusted for the Notes
	(millions of dollars)
Long-term debt:
Long-term debt (excluding current portion)(1)	$59,661	$59,661
Notes offered hereby (US$750,000,000)	—	974
Total long-term debt	59,661	60,635
Shareholders’ equity:
Preference shares	7,747	7,747
Common shares	64,746	64,746
Additional paid-in capital	187	187
Deficit	(6,314)	(6,314)
Accumulated other comprehensive loss	(272)	(272)
Reciprocal shareholding	(51)	(51)
Total Enbridge Inc. shareholders’ equity	66,043	66,043
Total capitalization	$125,704	$126,678

(1)         As at December 31, 2019, long-term debt includes $8,974 million of outstanding commercial paper borrowings and credit facility draws and excludes the Notes offered hereby.

USE OF PROCEEDS

We estimate that the net proceeds of this offering of the Notes, after deducting underwriting discounts and commissions and the estimated expenses of this offering, will be approximately US$748,190,000. We intend to use the net proceeds to refinance existing indebtedness of the Corporation or its subsidiaries and, if applicable, for other general corporate purposes of the Corporation and its affiliates. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities.

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds of this offering. As a result, one or more of the underwriters or their affiliates may receive a portion of the net proceeds of this offering. See “Underwriting” in this prospectus supplement.

DESCRIPTION OF THE NOTES AND THE GUARANTEES

The following description of the terms of the Notes and the guarantees supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of debt securities and guarantees under the heading “Description of Debt Securities and Guarantees” in the accompanying prospectus, and should be read in conjunction with that description. In this section, the terms “Corporation”, “Enbridge”, “we”, “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries and the term “Guarantors” refers to SEP and EEP.

The Notes will be issued under an indenture (as amended and supplemented from time to time, the “Indenture”), dated as of February 25, 2005, among the Corporation, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee. The Notes will not be offered or sold to persons in Canada pursuant to this prospectus supplement. The Trustee will initially serve as paying agent for the Notes. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

General

The Trustee under the Indenture is referred to in this section as the “Trustee”, which term shall include, unless the context otherwise requires, its successors and assigns. Capitalized terms used but not defined in this section shall have the meanings given to them in the Indenture.

The Notes will be direct, unsecured and unsubordinated obligations of the Corporation, issued under the Indenture and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of the Corporation other than preferred claims imposed by statute. The Notes will be guaranteed by both Guarantors. See “— Guarantees” in this prospectus supplement. In addition, our business operations are conducted substantially through our subsidiaries and through partnerships and joint ventures. The Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries other than the Guarantors. As of December 31, 2019, the long-term debt (excluding current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of the Corporation’s subsidiaries other than the Guarantors totaled approximately $24,147 million. At December 31, 2019, as determined under U.S. GAAP, the Corporation’s total consolidated long-term debt and long-term debt due within one year was, in aggregate principal amount, approximately $64,065 million (excluding the Notes and the Corporation’s proportionate share of non-recourse debt of joint ventures), none of which was secured debt. There are no terms of the Indenture that limit the ability of the Corporation or its subsidiaries, partnerships or joint ventures to issue preferred stock or incur additional indebtedness, including in the case of the Corporation and its subsidiaries, partnerships and joint ventures, indebtedness that ranks, either effectively or by contract, senior to the Notes. See “— Covenants” in this prospectus supplement. Nonetheless, we do not expect either Guarantor to issue any preferred stock or any additional debt after the date of this prospectus supplement.

The Notes will be subject to the provisions of the Indenture relating to Defeasance and Covenant Defeasance as described under the heading “— Defeasance” in this prospectus supplement.

The provisions of the Indenture relating to the payment of additional amounts in respect of Canadian withholding taxes in certain circumstances and relating to the redemption of the Notes in the event of specified changes in Canadian withholding tax law on or after the date of this prospectus supplement will apply to the Notes. See “— Payment of Additional Amounts” and “— Redemption — Tax Redemption” in this prospectus supplement.

The Notes will not be entitled to the benefit of any sinking fund, will not be convertible into other securities of the Corporation in lieu of payment of principal and will not be listed on any automated quotation system, and we do not intend to apply for listing of the Notes on any securities exchange.

The Notes will be denominated in U.S. dollars, and payments of principal of, and premium, if any, and interest on, the Notes will be made in U.S. dollars in the manner and on terms set out in the Indenture. Payments of principal of, and premium, if any, and interest on, the Notes will be made by the Corporation through the Trustee to the Depositary. See “— Book-Entry System” in this prospectus supplement.

For purposes of the Notes, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or in the applicable Place of Payment, if other than the City of New York, are authorized or obligated by law or executive order to close. The initial Places of Payment for the Notes will be the Trustee’s corporate trust office in The City of New York and the Corporation’s corporate headquarters in Calgary.

The Corporation may, at any time, and from time to time in accordance with the terms of the Indenture, issue additional Notes in unlimited amounts having the same terms as the Notes and such additional Notes will, together with the then outstanding Notes and any notes which may be issued in exchange or substitution therefor, constitute a single series of notes under the Indenture.

Principal and Interest

The Notes will be issued as a series of debt securities under the Indenture in an initial aggregate principal amount of US$750,000,000. The Notes will mature on February 18, 2022 and will bear interest at a rate equal to three-month LIBOR (as defined below) plus 0.50% per annum (50 basis points) for the applicable interest period.

Interest on the Notes will accrue from February 20, 2020 and will be payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year, beginning on May 19, 2020 (each, an “Interest Payment Date”); provided, that if any Interest Payment Date would otherwise be a day that is not a Business Day (other than the Interest Payment Date that is also the maturity date), the Interest Payment Date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. If the maturity date is not a Business Day, payment of principal and interest will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the maturity date.

We will make each interest payment to the holders of record of the Notes at the close of business on the February 4, May 4, August 4 and November 4 preceding such Interest Payment Date (whether or not a Business Day). Interest will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months.

The interest rate on the Notes will be reset quarterly on February 18, May 18, August 18 and November 18 of each year, as applicable (each, an “Interest Reset Date”). The Notes will bear interest at a rate equal to three-month LIBOR for the applicable Interest Period or Initial Interest Period (each as defined below) plus 0.50% per annum (50 basis points); provided, that the rate shall not be less than 0.00%. The interest rate for the Initial Interest Period will be three-month LIBOR, determined as of two London business days (as defined below) prior to the original issue date, plus 0.50% per annum (50 basis points). The “Initial Interest Period” will be the period from and including the original issue date to but excluding the initial Interest Payment Date. Thereafter, each “Interest Period” will be the period from and including an Interest Payment Date to but excluding the immediately succeeding Interest Payment Date; provided, that the final Interest Period for the Notes will be the period from and including the Interest Payment Date immediately preceding the maturity date of such Notes to but excluding the maturity date.

If any Interest Reset Date would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.

The interest rate in effect on each day will be (i) if that day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if that day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date or the original issue date, as the case may be.

The interest rate applicable to each Interest Period commencing on the related Interest Reset Date, or the original issue date in the case of the Initial Interest Period, will be the rate determined as of the applicable Interest Determination Date. The “Interest Determination Date” will be the second London business day immediately preceding the original issue date, in the case of the Initial Interest Period, or thereafter, the second London business day immediately preceding the immediately preceding Interest Reset Date.

The Trustee, or its successor appointed by us, will act as calculation agent (the “Calculation Agent”). As used herein, “three-month LIBOR” means the rate determined by the Calculation Agent in accordance with the following provisions:

(a)         With respect to an Interest Determination Date, three-month LIBOR will be the three-month rate for deposits in U.S. dollars, commencing on the second London business day immediately following that Interest Determination Date, that appears on the display on Reuters (or any successor service) on the LIBOR 01 page (or any other page as may replace such page on such service or any such successor service, as the case may be) for the purpose of displaying the London interbank rates of major banks for U.S. dollars (the “LIBOR Page”) as of 11:00 A.M., London time, on that Interest Determination Date.

(b)         If the rate referred to in subparagraph (a) above does not appear on the LIBOR Page by 11:00 A.M., London time, on such Interest Determination Date, three-month LIBOR will be determined as follows:

(1)         Except as provided in clause (2) below, the Calculation Agent will select (after consultation with us) four major reference banks (which may include one or more of the underwriters or their affiliates) in the London interbank market and will request the principal London office of each of those four selected banks to provide the Calculation Agent with such bank’s quotation of the rate at which three-month U.S. dollar deposits, commencing on the second London business day immediately following such Interest Determination Date, are offered to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time.

•                  If at least two such quotations are provided, then three-month LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations.

•                  If fewer than two quotations are provided, then three-month LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 A.M. in the City of New York on such Interest Determination Date by three major banks (which may include one or more of the underwriters or their affiliates) in the City of New York selected by the Calculation Agent (after consultation with us) for three-month U.S. dollar loans, commencing on the second London business day immediately following such Interest Determination Date, and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the interest rate in effect on such Interest Determination Date.

(2)         Notwithstanding clause (1) above, if we or our Designee (as defined below) determine on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined herein) have occurred with respect to three-month LIBOR, then the provisions set forth below under “Effect of Benchmark Transition Event”, which is referred to as the “Benchmark Transition Provisions”, will thereafter apply to all determinations of the rate of interest payable on the Notes. In accordance with the Benchmark Transition Provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin of 0.50%.

All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Any percentage resulting from any calculation of any interest rate for the Notes less than 0.00% will be deemed to be 0.00% (or .0000).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Additionally, the interest rate on the Notes will in no event be lower than zero.

The establishment of three-month LIBOR for each Interest Period by the Calculation Agent (including, for the avoidance of doubt, at our direction in the case of clause (b)(2) of the definition of three-month LIBOR) or in accordance with the Benchmark Transition Provisions, as applicable, shall (in the absence of manifest error) be final and binding on us, the Calculation Agent and the Noteholders. For the avoidance of doubt, any adjustments made pursuant to clause (b)(2) of the definition of three-month LIBOR, or the Benchmark Transition Provisions, shall not be subject to the vote or consent of the Noteholders, and we may, without the vote or consent of the holders of the affected Notes, amend or supplement the affected Notes to reflect the implementation of the terms of this clause and, if applicable, the Benchmark Transition Provisions.

The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Period, will be on file at our principal offices, will be made available to any Noteholder upon request and will be final and binding in the absence of manifest error. If at any time the Trustee is not the Calculation Agent, we will notify (or cause the Calculation Agent to notify) the Trustee of each determination of the interest rate applicable to the Notes promptly after such determination is made.

Effect of Benchmark Transition Event

Benchmark Replacement. If we or our designee (which may be the Calculation Agent only if the Calculation Agent consents to such appointment in its sole discretion with no liability therefor, a successor calculation agent, or such other designee of ours acting as our agent as described in these Benchmark Transition Provisions (any of such entities, a “Designee”)) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our Designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by us or our Designee pursuant to clause (b)(2) of the definition of three-month LIBOR or these Benchmark Transition Provisions, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our or our Designee’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the Noteholders or any other party. In connection with any determination, decision or election pursuant to clause (b)(2) of the definition of three-month LIBOR or these Benchmark Transition Provisions, we may, in our sole discretion, designate any affiliate or agent of ours, any affiliate of our agent or any other person to make one or more determinations, decisions or elections on a temporary or permanent basis, and we may, in our sole discretion, revoke any such designation. Any person so designated in accordance with the immediately preceding sentence will be a “Designee” for purposes of these Benchmark Transition Provisions for so long as such designation remains in effect.

Certain Defined Terms. In connection with the Notes, the following defined terms apply:

“Benchmark” means, initially, three-month LIBOR; provided, that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided, that if we or our Designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our Designee as of the Benchmark Replacement Date:

(1)         the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)         the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)         the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)         the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5)         the sum of: (a) the alternate rate of interest that has been selected by us or our Designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our Designee as of the Benchmark Replacement Date:

(1)         the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)         if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)         the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our Designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we or our Designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our Designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our Designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our Designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying such Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR) and (ii) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)         a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by us or our Designee in accordance with:

(1)         the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)         if, and to the extent that, we or our Designee determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us or our Designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the applicable margin of 0.50%.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“London business day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month LIBOR, 11:00 A.M. (London time) on the particular Interest Determination Date, and (2) if the Benchmark is not three-month LIBOR, the time determined by us or our Designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Guarantees

Each of the Guarantors fully, unconditionally, irrevocably, absolutely and jointly and severally guarantees to each Noteholder the due and punctual payment of the principal of, and premium, if any, and interest on the Notes and all other amounts due and payable by the Corporation under the Indenture and the Notes, when and as such principal, premium, if any, interest and other amounts shall become due and payable, whether at the stated maturity or by declaration or acceleration, call for redemption or otherwise, subject to limitations on amount so that such guarantee does not constitute a fraudulent conveyance or fraudulent transfer under federal or state law, as set forth in the Indenture. The guarantees of the Notes will be general, unsecured, senior obligations of each of the Guarantors and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of that Guarantor, other than preferred claims imposed by statute.

Pursuant to the Indenture, the guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of any of the following events:

•                  any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any person that is not an affiliate of the Corporation, of any of the Corporation’s direct or indirect limited partnership or other equity interests in that Guarantor as a result of which that Guarantor ceases to be a consolidated subsidiary of the Corporation;

•                  the merger of that Guarantor into the Corporation or the other Guarantor or the liquidation and dissolution of that Guarantor;

•                  the repayment in full or discharge or defeasance of the Notes as contemplated by the Indenture;

•                  with respect to EEP, the repayment in full or discharge or defeasance of each series of debt securities of EEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Seventeenth Supplemental Indenture, dated as of January 22, 2019, among EEP, the Corporation and U.S. Bank National Association, as trustee; or

•                  with respect to SEP, the repayment in full or discharge or defeasance of each series of debt securities of SEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Eighth Supplemental Indenture, dated as of January 22, 2019, among SEP, the Corporation and Wells Fargo Bank, National Association, as trustee.

The Trustee

Deutsche Bank Trust Company Americas (the “Trustee”) is the Trustee under the Indenture governing the Notes. The Trustee is an affiliate of Deutsche Bank Securities Inc., an underwriter of the Notes. Under the Trust Indenture Act of 1939, as amended, due to this affiliation, if a default occurred on the Notes within one year of issuance, Deutsche Bank Trust Company Americas may be required to resign as Trustee within 90 days of ascertaining the default unless the default (exclusive of any period of grace or requirement of notice) were cured, duly waived or otherwise eliminated. An affiliate of the Trustee is a lender under certain of the credit facilities of Enbridge and its subsidiary, Enbridge (U.S.) Inc., described under “Underwriting” in this prospectus supplement, and affiliates of the Trustee may have further commercial banking, advisory and other relationships with Enbridge and its subsidiaries.

Redemption

Other than as described in “Description of the Notes and the Guarantees — Redemption — Tax Redemption” in this prospectus supplement, the Notes are not redeemable prior to their maturity.

Tax Redemption

The Notes will be subject to redemption at any time at a redemption price equal to the principal amount of the Notes, together with accrued and unpaid interest to the date fixed for redemption, upon the giving of the notice as described below, if the Corporation (or its successor) determines that (1) as a result of (A) any amendment to or change (including any announced prospective change) in the laws or related regulations of Canada (or the Corporation’s successors’ jurisdiction of organization) or of any applicable political subdivision or taxing authority or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority announced or becoming effective on or after the date hereof, the Corporation has or will become obligated to pay, on the next Interest Payment Date for the Notes, additional amounts with respect to any Note as described under “— Payment of Additional Amounts”, or (2) on or after the date of this prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court in, Canada (or the Corporation’s successors’ jurisdiction of organization) or any applicable political subdivision or taxing authority, including any of those actions specified in (1) above, whether or not the action was taken or decision rendered with respect to the Corporation, or any change, amendment, application or interpretation is officially proposed, which, in the opinion of the Corporation’s counsel, will result in the Corporation becoming obligated to pay, on the next Interest Payment Date for the Notes, additional amounts with respect to any Note, and the Corporation has determined that the obligation cannot be avoided by the use of reasonable available measures. Notice of redemption of Notes will be given once not more than 60 nor less than 10 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

The Corporation will file with the Trustee, within 15 days after the same are so required to be filed with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Corporation is required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act. If the Corporation is not required to file such information, documents or reports with the SEC, then the Corporation will file with the Trustee such periodic reports as the Corporation files with the securities commission or corresponding securities regulatory authority in each of the Provinces of Canada within 15 days after the same are so required to be filed with such securities commissions or securities regulatory authorities.

Covenants

The Indenture contains promises by the Corporation, called “covenants” for the benefit of the Noteholders. The Corporation will make the covenants described under the headings “— Limitation on Security Interests” and “— Other Indenture Covenants” for the Noteholders.

Limitation on Security Interests

The Corporation agrees in the Indenture, for the benefit of the Noteholders, that it will not create, assume or otherwise have outstanding any Security Interest on its assets securing any Indebtedness unless the obligations of the Corporation in respect of the Notes then outstanding shall be secured equally and ratably therewith.

This covenant has significant exceptions which allow the Corporation to incur or allow to exist over its properties and assets Permitted Encumbrances (as defined in the Indenture), which include, among other things:

(a)                                 Security Interests existing on the date of the first issuance of the Notes by the Corporation under the Indenture or arising after that date under contractual commitments entered into prior to that date;

(b)                                 Security Interests securing Purchase Money Obligations;

(c)                                  Security Interests securing Non-Recourse Debt;

(d)                                 Security Interests in favor of the Corporation’s subsidiaries;

(e)                                  Security Interests existing on property of a corporation which is merged into, or amalgamated or consolidated with, the Corporation or the property of which is acquired by the Corporation;

(f)                                   Security Interests securing Indebtedness to banks or other lending institutions incurred in the ordinary course of business, repayable on demand or maturing within 18 months of incurrence or renewal or extension;

(g)                                  Security Interests on or against cash or marketable debt securities pledged to secure Financial Instrument Obligations;

(h)                                 Security Interests in respect of certain:

(1)         liens for taxes, assessments and workmen’s compensation assessments, unemployment insurance or other social security obligations,

(2)         liens and certain rights under leases,

(3)         obligations affecting the property of the Corporation to governmental or public authorities, with respect to franchises, grants, licenses or permits and title defects arising because structures or facilities are on lands held by the Corporation under government grant, subject to a materiality threshold,

(4)         liens in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation, public and statutory obligations, liens or claims incidental to current construction, builders’, mechanics’, laborers’, materialmen’s, warehousemen’s, carriers’ and other similar liens,

(5)         rights of governmental or public authorities under statute or the terms of leases, licenses, franchises, grants or permits,

(6)         undetermined or inchoate liens incidental to the operations of the Corporation,

(7)         Security Interests contested in good faith by the Corporation or for which payment is deposited with the Trustee,

(8)         easements, rights-of-way and servitudes,

(9)         security to public utilities, municipalities or governmental or other public authorities,

(10)  liens and privileges arising out of judgments or awards, and

(11)  other liens of a nature similar to those described above which do not in the opinion of the Corporation materially impair the use of the subject property or the operation of the business of the Corporation or the value of the property for the Corporation’s business; and

(i)                                     extensions, renewals, alterations and replacements of the permitted Security Interests referred to above; provided the extension, renewal, alteration or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed, altered or replaced (plus improvements on such property) and the principal amount of the Indebtedness secured thereby is not increased.

In addition, the Indenture permits the Corporation to incur or allow to exist any other Security Interest or Security Interests if the amount of Indebtedness secured under the Security Interest or Security Interests does not exceed 5% of the Corporation’s Consolidated Net Tangible Assets.

The Indenture covenant restricting Security Interests will not restrict the Corporation’s ability to sell its property and other assets and will not restrict any subsidiary of the Corporation from creating, assuming or otherwise having outstanding any Security Interests on its assets.

Other Indenture Covenants

The Corporation will covenant with respect to the Notes to (1) duly and punctually pay amounts due on the Notes; (2) maintain an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to the Corporation may be served; (3) deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating whether or not the Corporation is in default under the Indenture; (4) pay before delinquency, taxes, assessments and governmental charges and lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Corporation, subject to the right of the Corporation to contest the validity of a charge, assessment or claim in good faith; and (5) maintain and keep in good condition properties used or useful in the conduct of its business and make necessary repairs and improvements as in the judgment of the Corporation are necessary to carry on the Corporation’s business; provided, that the Corporation may discontinue operating or maintaining any of its properties if, in the judgment of the Corporation, the discontinuance is desirable in the conduct of the Corporation’s business and not disadvantageous in any material respect to the Noteholders.

Subject to the provision described under the heading “— Mergers, Consolidations and Sales of Assets” below, the Corporation will also covenant that it will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, that the Corporation is not required to preserve any right or franchise if the board of directors of the Corporation determines that preservation of the right or franchise is no longer desirable in the conduct of the business of the Corporation and that its loss is not disadvantageous in any material respect to the Noteholders.

Waiver of Covenants

The Corporation may omit in any particular instance to comply with any term, provision or condition in any covenant in respect of the Notes, if before the time for such compliance the holders of a majority of the principal amount of the outstanding Notes waive compliance with the applicable term, provision or condition.

Mergers, Consolidations and Sales of Assets

The Corporation may not consolidate or amalgamate with or merge into, or enter into any statutory arrangement for such purpose with, any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless, among other requirements:

(a)                                 the successor to the consolidation, amalgamation, merger or arrangement is a corporation, partnership or trust organized under the laws of Canada, or any Province or Territory thereof, the United States of America, or any State thereof or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the Notes and perform or observe the covenants and obligations contained in the Indenture;

(b)                                 immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

(c)                                  if, as a result of any such consolidation, amalgamation, merger or arrangement, properties or assets of the Corporation would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Corporation or such successor, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby.

Upon any consolidation, amalgamation, merger or arrangement of the Corporation or conveyance, transfer or lease of properties and assets of the Corporation substantially as an entirety, the successor to the Corporation will succeed to every right and power of the Corporation under the Indenture, and, except in the case of a lease, the Corporation will be relieved of all obligations and covenants under the Indenture and the Notes.

Payment of Additional Amounts

The Corporation will, subject to the exceptions and limitations set forth below, pay to any Noteholder who is a non-resident of Canada under the Income Tax Act (Canada) (“Tax Act”) such additional amounts as may be necessary so that every net payment on the Notes held by such Noteholder, after deduction or withholding by the Corporation or any of its paying agents for or on account of any present or future tax, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed by the government of Canada (or any political subdivision or taxing authority thereof or therein) (collectively, “Canadian Taxes”) upon or as a result of such payment, will not be less than the amount provided in the Notes to be then due and payable (and the Corporation will remit the full amount withheld to the relevant authority in accordance with applicable law). However, the Corporation will not be required to make any payment of additional amounts:

(a)                                 to any person in respect of whom such taxes are required to be withheld or deducted as a result of such person or any other person that has a beneficial interest in respect of any payment under the Notes (i) not dealing at arm’s length with the Corporation (within the meaning of the Tax Act), (ii) being a “specified shareholder” (as defined in subsection 18(15) of the Tax Act) of the Corporation, or (iii) not dealing at arm’s length (for the purposes of the Tax Act) with such a “specified shareholder”;

(b)                                 to any person by reason of such person being connected with Canada (otherwise than merely by holding or ownership of the Notes or receiving any payments or exercising any rights thereunder), including without limitation a non-resident insurer who carries on an insurance business in Canada and in a country other than Canada;

(c)                                  for or on account of any tax, assessment or other governmental charge which would not have been so imposed but for: (i) the presentation by the Noteholder on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or (ii) the holder’s failure to comply with any certification, identification, information, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of, any such taxes, assessment or charge;

(d)                                 for or on account of any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

(e)                                  for or on account of any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment to a person on the Notes if such payment can be made to such person without such withholding by at least one other paying agent the identity of which is provided to such person;

(f)                                   for or on account of any tax, assessment or other governmental charge which is payable otherwise than by withholding from a payment on the Notes;

(g)                                  any withholding or deduction imposed pursuant to: (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between the Corporation or the Guarantors and the United States or any authority thereof implementing FATCA; or

(h)                                 for any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will additional amounts be paid with respect to any payment on the Notes to a Noteholder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Canada (or any political subdivision thereof) to be included in the income for Canadian federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the Noteholder.

The Corporation will furnish to the Noteholders, within 30 days after the date of the payment of any Canadian Taxes is due under applicable law, certified copies of tax receipts or other documents evidencing such payment.

Wherever in the Notes or Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to the Notes, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context additional amounts are, were or would be payable in respect thereof.

Events of Default

The following events are defined in the Indenture as “Events of Default” with respect to the Notes:

(a)                                 the failure of the Corporation to pay when due the principal of or premium (if any) on any Notes;

(b)                                 the failure of the Corporation, continuing for 30 days, to pay any interest due on any Notes;

(c)                                  the breach or violation of any covenant or condition (other than as referred to in (a) and (b) above), which continues for a period of 60 days after notice from the Trustee or from holders of at least 25% of the principal amount of all outstanding Notes, if such covenant or condition applies to the Notes;

(d)                                 default in payment at maturity, including any applicable grace period, or default in the performance or observance of any other covenant, term, agreement or condition with respect to any single item of Indebtedness in an amount in excess of 5% of Consolidated Shareholders’ Equity or with respect to more than two items of Indebtedness in an aggregate amount in excess of 10% of Consolidated Shareholders’ Equity and, if such Indebtedness has not already matured in accordance with its terms, such Indebtedness has been accelerated, if such Indebtedness has not been discharged or such acceleration shall not have been rescinded or annulled within a period of 10 days after there shall have been given, by registered or certified mail, to the Corporation by the Trustee or to the Corporation and the Trustee by the holders of at least 25% of the principal amount of the outstanding Notes a written notice specifying the default and requiring the Corporation to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled, provided that if the Indebtedness is discharged or the applicable default under the Indebtedness is waived by the persons entitled to do so, then the Event of Default under the Indenture will be deemed waived; or

(e)                                  certain events of bankruptcy, insolvency or reorganization involving the Corporation.

If an Event of Default occurs and is continuing with respect to the Notes, then in every such case the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Notes may declare the entire principal amount of all of the Notes and all interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Notes, by written notice to the Corporation and the Trustee under certain circumstances (which include payment or deposit with the Trustee of outstanding principal, premium and interest), may rescind and annul such acceleration.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the Noteholders, unless such Noteholders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding Notes affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

No Noteholder will have any right to institute any proceeding with respect to the Indenture (including the guarantees thereof), or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless (a) such Noteholder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (b) the holders of at least 25% of the aggregate principal amount of the outstanding Notes have made written request, and such Noteholder or Noteholders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and (c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Noteholder for the enforcement of payment of the principal of or any premium or interest on such Notes on or after the applicable due date specified in such Notes.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Corporation and the Trustee with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series issued under the Indenture (including the Notes) affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series: (1) change the stated maturity of the principal of, or any installment of interest, if any, on any debt security; (2) reduce the principal amount of, or the premium, if any, or the rate of interest, if any, on any debt security; (3) change the place of payment; (4) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any debt security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; (6) adversely affect any right to convert or exchange any debt security; (7) reduce the percentage of principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (8) modify the provisions of the Indenture relating to subordination in a manner that adversely affects the rights of the holders of debt securities; or (9) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority of the principal amount of the Notes may on behalf of the Noteholders waive, insofar as the Notes are concerned, compliance by the Corporation with certain restrictive provisions of the Indenture, including the covenants and events of default. The holders of a majority in principal amount of the Notes may waive any past default under the Indenture with respect to the Notes, except a default in the payment of the principal of (or premium, if any) and interest, if any, on the Notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note. The Indenture or the Notes may be amended or supplemented, without the consent of any holder of debt securities, in order, among other purposes, to cure any ambiguity or inconsistency or to make any change that does not have an adverse effect on the rights of any holder of the debt securities. The Notes may also be amended without the consent of any Noteholder to reflect the implementation of clause (b)(2) of the definition of three-month LIBOR, including the Benchmark Transition Provisions.  See “— Principal and Interest” in this prospectus supplement.

Defeasance

The Indenture provides that, at its option, the Corporation will be discharged from any and all obligations in respect of the outstanding Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes (“Defeasance”) (except with respect to the authentication, transfer, exchange or replacement of Notes or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States stating that (a) the Corporation has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (“CRA”) to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Notes include holders who are not resident in Canada); (3) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied. The Corporation may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if the Corporation meets the conditions described in the preceding sentence at the time the Corporation exercises the Defeasance option.

The Indenture provides that, at its option, the Corporation may omit to comply with certain covenants, including certain of the covenants described above under the heading “Covenants”, and such omission shall not be deemed to be an Event of Default under the Indenture and the outstanding Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes (“Covenant Defeasance”). If the Corporation exercises its Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Notes include holders who are not resident in Canada); (3) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied.

Book-Entry System

The Notes will be represented by fully registered global securities (the “Global Securities”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (the “Depositary”)), or such other name as may be requested by an authorized representative of the Depositary. The authorized minimum denominations of each Note will be US$2,000 and integral multiples of US$1,000 in excess thereof. Accordingly, Notes may be transferred or exchanged only through the Depositary and its participants. Except as described below, owners of beneficial interests in the Global Securities will not be entitled to receive Notes in definitive form. Account holders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in the Depositary. So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of the

Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial Owners (as defined below) will not receive certificates representing their ownership interests in the Notes except in the event that use of the book-entry system for the Notes is discontinued or if there shall have occurred and be continuing an event of default under the Indenture. The Depositary will have no knowledge of the actual beneficial owners of the Notes; the Depositary’s records will reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The Direct Participants and Indirect Participants (as each is defined below) will remain responsible for keeping account of their holdings on behalf of their customers.

Each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a Noteholder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing the Notes.

The Depositary

The following is based on information furnished by the Depositary: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. These direct Participants (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the SEC.

Purchases of the Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing the Notes will not receive Notes in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

To facilitate subsequent transfers, the Global Securities representing the Notes which are deposited with the Depositary are registered in the name of the Depositary’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture.

Any redemption notices relating to the Notes will be sent to the Depositary. If less than all of the Notes are being redeemed, the Depositary may determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed. Neither the Depositary nor its nominee will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with the Depositary’s procedures. Under its procedures, the Depositary may send a proxy to the Corporation as soon as possible after the record date for a consent or vote. The proxy would assign the Depositary’s nominee’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the relevant record date.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the Global Securities representing the Notes. Under its usual procedures, the Depositary mails an “omnibus proxy” to the Corporation as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and interest payments on the Global Securities representing the Notes will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary). The Depositary’s practice is to credit Direct Participants’ accounts, upon the Depositary’s receipt of funds and corresponding detail information from the Corporation or the Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Corporation or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Corporation or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Notes in definitive form are required to be printed and delivered to each Noteholder. No Global Security may be exchanged in whole or in part, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for the Global Security or its nominee unless (1) the Depositary (A) has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Security or (B) has ceased to be a clearing agency registered under the U.S. Exchange Act, or (2) there shall have occurred and be continuing an event of default under the Indenture. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of the Notes, but the Corporation may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions. The Corporation shall not be required to: (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange the Notes, or a portion thereof, called for redemption, except the unredeemed portion of the Notes being redeemed in part; or (iii) issue, register the transfer of or exchange any Notes which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

The Corporation may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Notes in definitive form will be printed and delivered.

Settlement for the Notes will be made in immediately available funds. Secondary market trading in the Notes will be settled in immediately available funds.

The information in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes to the arrangements between the Corporation and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

Euroclear

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (La Commission Bancaire, Financière et des Assurances) and the National Bank of Belgium (Banque Nationale de Belgique). Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries. Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries. Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers. All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

The information in this section concerning Euroclear has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes that may be instituted unilaterally by Euroclear.

Clearstream

Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of securities. Clearstream provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships. Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks. Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

The information in this section concerning Clearstream has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes that may be instituted unilaterally by Clearstream.

Global Clearance and Settlement Procedures

Cross market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Euroclear or Clearstream, on the other, will be effected through the Depositary in accordance with Depositary rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through the Depositary, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to the Depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during that processing will be reported to the relevant Euroclear participants or Clearstream participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement with the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation agrees to appoint CT Corporation, 28 Liberty Street, New York, NY 10005, as its authorized agent for service of process in any suit or proceeding arising out of or relating to the Notes or the Indenture in connection with the Notes and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and irrevocably submits to such jurisdiction.

Governing Law

The Notes, the related guarantees and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Definitions

The Indenture contains, among others, definitions substantially to the following effect:

“Consolidated Net Tangible Assets” means all consolidated assets of the Corporation as shown on the most recent audited consolidated balance sheet of the Corporation, less the aggregate of the following amounts reflected upon such balance sheet:

(a)                                 all goodwill, deferred assets, trademarks, copyrights and other similar intangible assets;

(b)                                 to the extent not already deducted in computing such assets and without duplication, depreciation, depletion, amortization, reserves and any other account which reflects a decrease in the value of an asset or a periodic allocation of the cost of an asset; provided, that no deduction shall be made under this paragraph (b) to the extent that such amount reflects a decrease in value or periodic allocation of the cost of any asset referred to in paragraph (a) above;

(c)                                  minority interests;

(d)                                 non-cash current assets; and

(e)                                  Non-Recourse Assets to the extent of the outstanding Non-Recourse Debt financing of such assets.

“Financial Instrument Obligations” means obligations arising under:

(a)                                 any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is interest rates or the price, value, or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(b)                                 any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)                                  any agreement for the making or taking of Petroleum Substances or electricity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is Petroleum Substances or electricity or the price, value or amount payable thereunder is dependent or based upon the price of Petroleum Substances or electricity or fluctuations in the price of Petroleum Substances or electricity, each as the case may be;

to the extent of the net amount due or accruing due by the Corporation thereunder (determined by marking-to-market the same in accordance with their terms).

“Generally Accepted Accounting Principles” means generally accepted accounting principles which are in effect from time to time in Canada, including those accounting principles generally accepted in the United States of America from time to time, which Canadian corporations are permitted to use in Canada pursuant to Canadian law.

“Indebtedness” means all items of indebtedness in respect of amounts borrowed and all Purchase Money Obligations which, in accordance with Generally Accepted Accounting Principles, would be recorded in the financial statements as at the date as of which such Indebtedness is to be determined, and in any event including, without duplication:

(a)                                 obligations secured by any Security Interest existing on property owned subject to such Security Interest, whether or not the obligations secured thereby shall have been assumed; and

(b)                                 guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent liabilities in respect of obligations of another person for indebtedness of that other person in respect of any amounts borrowed by them.

“Non-Recourse Assets” means the assets created, developed, constructed or acquired with or in respect of which Non-Recourse Debt has been incurred and any and all receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired and to which recourse of the lender of such Non-Recourse Debt (or any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances (other than in respect of false or misleading representations or warranties).

“Non-Recourse Debt” means any Indebtedness incurred to finance the creation, development, construction or acquisition of assets and any increases in or extensions, renewals or refundings of any such Indebtedness, provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such Indebtedness or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties) to the assets created, developed, constructed or acquired in respect of which such Indebtedness has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral connected with the assets created, developed, constructed or acquired and to which the lender has recourse.

“Petroleum Substances” means crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals, or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon.

“Security Interest” means any security by way of assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not.

MATERIAL INCOME TAX CONSIDERATIONS

Each of the summaries under this section “Material Income Tax Considerations” is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder, and no representation is made with respect to the United States federal tax consequences or Canadian tax consequences to any particular holder. Accordingly, prospective purchasers are urged to consult their own tax advisors with respect to the United States federal tax consequences or Canadian tax consequences relevant to them, having regard to their particular circumstances.

Material United States Federal Income Tax Considerations

This section describes the material United States federal income tax consequences of owning and disposing of the Notes we are offering. It applies only to holders who acquire Notes in the offering at the offering price and who hold their Notes as capital assets for United States federal income tax purposes. This section does not apply to members of a class of holders subject to special rules, such as a broker-dealer in securities, commodities, or currencies, a governmental organization, a trader in securities that elects to use a mark-to-market method of accounting, a bank, thrift or other financial institution, a life insurance company, a tax-exempt organization, a real estate investment trust, a regulated investment company, a foreign person or entity, an insurance company, a person that owns Notes that are a hedge or that are hedged against interest rate risks, a person that owns Notes as part of a “straddle”, “constructive sale”, “hedge” or “conversion transaction” for United States federal income tax purposes, a person that purchases or sells Notes as part of a wash sale for United States federal income tax purposes, a tax deferred or other retirement account, a person holding Notes that are a hedge or that are hedged against interest rate risks, a partnership, S corporation or other pass-through entity, or a person whose functional currency for tax purposes is not the United States dollar. This section addresses only certain U.S. federal income tax consequences and does not address any state, local or non-U.S. tax consequences, or any tax consequences arising under the Medicare contribution tax on net investment income or the estate, gift or alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). If Notes are purchased at a price other than the offering price, the amortizable bond premium or market discount rules may also apply. Holders should consult their own tax advisors regarding this possibility.

This section is based on the Code, its legislative history, final, temporary and proposed regulations thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect on the date hereof. These laws are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. This discussion is not binding on the Internal Revenue Service (the “Service”), and we have not sought and will not seek any rulings from the Service regarding the matters discussed below. There can be no assurance that the Service will not take positions that are different from those discussed below or that a United States court will not sustain such a challenge.

All holders are urged to consult their own tax advisors concerning the consequences of owning these Notes in such holder’s particular circumstances under the Code and the laws of any other taxing jurisdiction.

This section applies only to United States holders. A United States holder is a beneficial owner of a Note that is (i) an individual who is a citizen or resident of the United States, as determined for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate whose income is includible in gross income for United States federal income tax regardless of its source or (iv) a trust, if (a) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity, organized within or without the United States, treated as a partnership for United States federal income tax purposes) holds Notes, the tax treatment of a partner as beneficial owner of Notes generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership (or other entity treated as a partnership for United States federal income tax purposes) holding the Notes is urged to consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Payments of Interest

United States holders will be taxed on interest on the Notes as ordinary income at the time the interest is received or when it accrues, depending on the holder’s method of accounting for United States federal income tax purposes.

Interest paid by us on the Notes is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a United States holder and will generally be “passive category” income for purposes of computing the foreign tax credit. The rules governing the United States foreign tax credit are complex, and United States holders are urged to consult their tax advisors regarding the availability of claiming a United States foreign tax credit under their particular circumstances.

Purchase, Sale and Retirement of the Notes

A United States holder’s tax basis in a Note generally will be its cost. A United States holder will generally recognize capital gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary interest income to the extent not previously included in income), and such holder’s tax basis in the Note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Gain or loss on the sale or retirement of a Note generally will be treated as United States source income or loss for United States federal income tax purposes and for purposes of computing the United States foreign tax credit allowable to a United States holder unless such gain or loss is attributable to an office or other fixed place of business outside of the United States and certain other conditions are met.

Backup Withholding and Information Reporting

For noncorporate United States holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account maintained in the United States, and the payment of the proceeds from the sale of a Note effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if a noncorporate United States holder fails to provide an accurate taxpayer identification number, (in the case of interest payments) is notified by the Service that the holder has failed to report all interest and dividends required to be shown on the holder’s United States federal income tax returns, or, in certain circumstances, fails to comply with applicable certification requirements.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in certain circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Notes.

Material Canadian Income Tax Considerations

In the opinion of McCarthy Tétrault LLP, our Canadian counsel, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the  Tax Act applicable to a purchaser of Notes pursuant to the prospectus and this prospectus supplement who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty (i) is not resident or deemed to be resident in Canada, (ii) deals at arm’s length with and is not affiliated with the Corporation, any of its affiliates or the underwriters; (iii) deals at arm’s length with any transferee who is resident or deemed to be resident in Canada and to whom the purchaser assigns or otherwise transfers the Note; (iv) is not a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Corporation or a person that does not deal at arm’s length with a specified shareholder of the Corporation and (v) does not use or hold and is not deemed to use or hold a Note in carrying on business in Canada (a “Non-Resident Holder”). This summary is based on the current provisions of the Tax Act and the regulations thereunder, proposed amendments to the Tax Act and the regulations thereunder publicly announced prior to the date of this prospectus supplement (the “Proposed Amendments”) and counsel’s understanding of the current published administrative practices of the CRA in effect as of the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Non-Resident Holder and does not anticipate any changes in law or administrative practice, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. There can be no assurance that the Proposed Amendments will be enacted as proposed or at all. Special rules, which are not discussed below, may apply to a Non-Resident Holder that is an insurer which carries on an insurance business in Canada and elsewhere. This summary assumes that no amount paid or payable as, or on account or in lieu of payment of, interest (including any amounts deemed to be interest) will be in respect of a debt or other obligation to pay an amount to a person who does not deal at arm’s length with the Corporation for purposes of the Tax Act.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Resident Holder and no representation with respect to the income tax consequences to any particular Non-Resident Holder is made. Prospective purchasers of Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.

Under the Tax Act, the payment of interest, principal or premium, if any, to a Non-Resident Holder of a Note by the Corporation will be exempt from Canadian non-resident withholding tax. No other taxes on income or capital gains will be payable under the Tax Act in respect of the acquisition, holding, redemption or disposition of a Note by a Non-Resident Holder, or the receipt of interest, principal or premium thereon by a Non-Resident Holder solely as a consequence of such acquisition, holding, redemption or disposition of a Note.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The “Certain Benefit Plan Investor Considerations” section of the accompanying prospectus is not applicable for purposes of this offering.

UNDERWRITING

We and BofA Securities, Inc. and J.P. Morgan Securities LLC (the “underwriters”), the sole underwriters for the offering, have entered into an underwriting agreement dated the date of this prospectus supplement. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	US$	375,000,000
J.P. Morgan Securities LLC		375,000,000
Total	US$	750,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to cancel, reject or modify an order of Notes in whole or in part.

The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the public offering price less a concession not to exceed 0.150% of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.050% of the principal amount of the Notes. After the initial offering of the Notes to the public, the underwriters may change the public offering price, concessions and other selling terms.

In connection with the offering, each of the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. There will be no obligation on the underwriters to engage in these activities.

The Notes are new issues of securities with no established trading market. The Notes will not be listed on any automated dealer quotation system, and we do not intend to apply for listing of the Notes on any securities exchange. We have been advised that the underwriters currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

The following table shows the underwriting discounts and commissions that we will pay the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Enbridge
Per Note	0.200%

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be US$310,000.

The Notes are not being offered in and may not be sold to any persons in Canada.

The underwriters or their affiliates perform and have performed commercial banking, investment banking and advisory services for us from time to time for which they receive and have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

As at February 14, 2020, the Corporation had approximately $742 million and US$478 million of outstanding unsecured indebtedness under our unsecured credit facilities. In addition, as at February 14, 2020, approximately $6,037 million and US$2,567 million of our unsecured credit facilities were used as a backstop to support outstanding commercial paper balances. The Corporation is in compliance with the terms of its unsecured credit facilities and there have been no waivers of breaches thereunder. There has been no materially adverse change to the financial position of the Corporation since the indebtedness was incurred. The Corporation may use the net proceeds of the offering to pay down short-term debt, and, as a consequence, net proceeds from the offering may be paid to one or more lenders who are affiliated with the underwriters.

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds of this offering. See “Use of Proceeds” in this prospectus supplement. As a result, one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from this offering in the form of the repayment of existing indebtedness. Accordingly, this offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

Certain of the underwriters are affiliates of banks that are currently lenders to us (the “Lenders”) under credit facilities extended to the Corporation and certain of its subsidiaries (the “Enbridge Credit Facilities”) and, as a result, under applicable Canadian securities legislation, we may be considered to be a connected issuer to those underwriters. We are in compliance with the terms of the Enbridge Credit Facilities and none of the Lenders was involved in the decision to offer the Notes or in the determination of the terms of the distribution of the Notes.

If any of the underwriters or their affiliates has a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge, and certain other of those underwriters of their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge that exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our affiliates’ securities, including potentially the Notes offered hereby. Any of these credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect that delivery of the Notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the second business day following the date of pricing of the Notes (this settlement cycle being herein referred to as “T+2”).

European Economic Area and the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 17/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus, nor any other materials relating to the Notes, has been or will be lodged or registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material issued in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be issued, circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the applicable conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the securities or securities-based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed or purchased the Notes under an offer made pursuant to Section 275 of the SFA except: (1) to an institutional investor or an accredited investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons

(as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

EXPENSES

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commissions and expenses reimbursed by or to us, to be incurred in connection with a distribution of securities registered under this registration statement.

SEC registration fee	US$	0	*
Trustee’s fees and expenses		25,000
Printing expenses		10,000
Legal fees and expenses		200,000
Accountants’ fees and expenses		65,000
Miscellaneous		10,000
Total	US$	310,000

* Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, US$730,170 was previously paid by the Registrant in connection with the registration of unissued securities under the Registrant’s F-10 shelf registration statement (File No. 333-220471), filed on September 14, 2017 and under the Registrant’s F-3 shelf registration statement (File No. 333-221507), filed on November 22, 2017, and was carried forward to the Registrant’s S-3 shelf registration statement (File No. 333-223094), filed on February 20, 2018, of which US$549,645 was further carried forward to the Registrant’s S-3 shelf registration statement (File No. 333-231553), filed on May 17, 2019. The US$97,350 filing fee with respect to the Notes offered and sold hereby pursuant to this registration statement is offset against those filing fees carried forward, and US$193,665 remains available for future registration fees. No additional filing fee has been paid with respect to this offering.

VALIDITY OF SECURITIES

Certain legal matters relating to Canadian law in connection with this offering of Notes will be passed upon for the Corporation by McCarthy Tétrault LLP, Calgary, Alberta, Canada, and the validity of the Notes as to matters of New York law and the validity of the related guarantees will be passed upon for the Corporation by Sullivan & Cromwell LLP, New York, New York. In addition, certain legal matters relating to United States law in connection with this offering of the Notes and the validity of the Notes and related guarantees will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas and certain legal matters relating to Canadian law in connection with this offering of the Notes will be passed upon for the underwriters by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, Canada.

EXPERTS

The audited consolidated annual financial statements of the Corporation as of and for the years ended December 31, 2019 and 2018 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the audit report, which is also incorporated by reference in this prospectus supplement, of PricewaterhouseCoopers LLP, Calgary, Alberta, Canada on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

ENBRIDGE INC.

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

COMMON SHARES

PREFERENCE SHARES

We may from time to time offer our debt securities (which may be guaranteed by our wholly owned subsidiaries, Spectra Energy Partners, LP (“SEP”) and Enbridge Energy Partners, L.P. (“EEP”)), common shares and cumulative redeemable preference shares (the “preference shares” and, together with our debt securities, the subsidiary guarantees of our debt securities (the “guarantees”) and our common shares, the “Securities”).  We may offer the Securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus (the “Prospectus”).

The specific variable terms of any offering of Securities will be set forth in one or more supplements to this Prospectus (a “Prospectus Supplement”) including, where applicable: (i) in the case of common shares or preference shares, the number of shares offered and the offering price; and (ii) in the case of debt securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights, whether the debt securities will be guaranteed and any other specific terms of the debt securities. You should read this Prospectus and any applicable Prospectus Supplement before you invest in any Securities.

The Corporation’s common shares are listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “ENB”. Certain series of the Corporation’s preference shares are listed on the TSX. On May 10, 2019, the last reported sales price of our common shares on the NYSE was US$36.85 per share and the last reported sales price of our common shares on the TSX was Cdn$49.41 per share.

The Securities may be sold directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this Prospectus. We may also describe the plan of distribution for any particular offering of the Securities in any applicable Prospectus Supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this Prospectus is being delivered, we will disclose their names and the nature of our arrangements as well as the net proceeds we expect to receive from any such sale, in the applicable Prospectus Supplement.

You should read this Prospectus and any accompanying Prospectus Supplement carefully before you invest in the Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Investing in these Securities involves certain risks. To read about certain factors you should consider before buying any of the Securities, see “Risk Factors” section on page 8 of this Prospectus and on page 38 of our annual report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein, as well as any risk factors included in, or incorporated by reference into, an applicable Prospectus Supplement.

This Prospectus is dated May 17, 2019

The Corporation has not authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this Prospectus or in any accompanying supplement to this Prospectus. The Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus and any accompanying supplement to this Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this Prospectus and any accompanying supplement to this Prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this Prospectus and any supplement to this Prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this Prospectus or a supplement are delivered or sale pursuant to this Prospectus or a supplement is made, we are not implying that the information is current as of the date of the delivery or sale. You should not consider any information in this Prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our Securities.

1

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the Securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the Securities that may be offered pursuant to this Prospectus. Each time we offer Securities pursuant to this Prospectus, we will provide you with one or more Prospectus Supplements that will provide specific information about the Securities being offered and describe the specific terms of that offering. A Prospectus Supplement may also include a discussion of any additional risk factors or other special considerations that apply to the Securities being offered and add to, update or change the information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and any Prospectus Supplement, you should rely on the Prospectus Supplement. You should read both this Prospectus and any Prospectus Supplement together with the additional information described under the heading “Where You Can Find More Information” before purchasing any Securities.

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or Cdn$. “U.S. dollars” or “US$” means lawful currency of the United States. Unless otherwise indicated, all financial information included in this Prospectus or included in any Prospectus Supplement is determined using U.S. generally accepted accounting principles (“U.S. GAAP”). Except as set forth under “Description of Debt Securities and Guarantees” and “Description of Share Capital”, and unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries, partnership interests and joint venture investments.

2

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference into this Prospectus, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the following: expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; expected performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution, Renewable Power Generation and Transmission, and Energy Services businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected equity funding requirements for our commercially secured growth program; expected future growth and expansion opportunities; expectations about our joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions and expected timing thereof; estimated future dividends; expected future actions of regulators; expected costs related to leak remediation and potential insurance recoveries; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the stock-for-stock merger transaction completed on February 27, 2017 between Enbridge and Spectra Energy Corp (the “Merger Transaction”) including our combined scale, financial flexibility, growth program, future business prospects and performance; United States Line 3 Replacement Program; expected impact of the Federal Energy Regulatory Commission policy on treatment of income taxes; the transactions undertaken to simplify our corporate structure; our dividend payout policy; dividend growth and dividend payout expectation; expectations on impact of our hedging program; and expectations resulting from the successful execution of our 2018-2020 Strategic Plan.

Although we believe these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (“NGL”) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for our projects; anticipated in-service dates; weather; the timing and closing of dispositions; the realization of anticipated benefits and synergies of the Merger Transaction; governmental legislation; acquisitions and the timing thereof; the success of integration plans; impact of the dividend policy on our future cash flows; credit ratings; capital project funding; expected EBITDA; expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger Transaction on us, expected EBITDA, expected earnings/(loss), expected earnings/(loss) per share or estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

3

The Corporation’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of the Merger Transaction, operating performance, regulatory parameters, changes in regulations applicable to our business, dispositions, the transactions undertaken to simplify our corporate structure, our dividend policy, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including, but not limited to, those risks and uncertainties discussed in this Prospectus and in documents incorporated by reference into this Prospectus. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statement made in this Prospectus or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

4

WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information are available on the SEC’s website at www.sec.gov. Prospective investors may read and download the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Corporation has filed with the SEC under the U.S. Securities Act, a registration statement on Form S-3 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC’s website at www.sec.gov.

5

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this Prospectus the information in documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this Prospectus is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this Prospectus and information incorporated by reference into this Prospectus, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and all documents which we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act until the termination of the offering of the Securities under this Prospectus:

•                                          Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 15, 2019 (the “Annual Report”);

•                                          Definitive Proxy Statement on Schedule 14A, filed on March 27, 2019;

•                                          Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 10, 2019;

•                                          Current Reports on Form 8-K filed on January 24, 2019, February 15, 2019 (filed portion only), March 4, 2019, March 12, 2019, April 25, 2019 and May 10, 2019; and

•                                          The description of Enbridge’s share capital contained in the registration statement on Form F-10, filed on September 15, 2017, and any other amendments or reports filed for the purpose of updating that description.

Copies of the documents incorporated herein by reference may be obtained, upon written or oral request, without charge from the Corporate Secretary of Enbridge, Suite 200, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the website maintained by the SEC (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this Prospectus.

6

THE CORPORATION

Enbridge is one of North America’s largest energy infrastructure companies with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. The Corporation delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 62% of United States-bound Canadian crude oil exports. The Corporation also transports approximately 18% of the natural gas consumed in the United States, serving key supply basins and demand markets. The Corporation’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. The Corporation also generates approximately 1,600 megawatts of net renewable power in North America and Europe.

Enbridge is a public company, with common shares that trade on both the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

7

RISK FACTORS

Investment in the Securities is subject to various risks. Before deciding whether to invest in any Securities, in addition to the other information included in, or incorporated by reference into, this Prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report, which is incorporated by reference into this Prospectus, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any Prospectus Supplement relating to specific offerings of Securities.

8

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Corporation to be used for general corporate purposes, which may include reducing outstanding indebtedness and financing capital expenditures, investments and working capital requirements of the Corporation. Specific information about the use of proceeds from the sale of any Securities will be set forth in a Prospectus Supplement. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities. The Corporation expects that it may, from time to time, issue securities other than pursuant to this Prospectus.

The net proceeds to be received by the Corporation from the sale of the Securities from time to time under this Prospectus are not expected to be applied to fund any specific project. The Corporation’s overall corporate strategy and major initiatives supporting its strategy are summarized in the Annual Report, which is incorporated by reference herein.

9

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships interests or joint venture investments. The following description sets forth certain general terms and provisions of the debt securities and guarantees. The Corporation will provide particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

Indenture

The debt securities will be issued under an indenture dated February 25, 2005, as amended and supplemented from time to time (the indenture as amended and supplemented, the “Indenture”), between Enbridge, SEP, a wholly owned subsidiary of Enbridge, as guarantor, EEP, a wholly owned subsidiary of Enbridge, as guarantor (each of SEP and EEP a “Guarantor”) and Deutsche Bank Trust Company Americas, as trustee. Debt securities issued under the Indenture will not be offered or sold to persons in Canada pursuant to this Prospectus. The following summary of certain provisions of the Indenture and the debt securities issued thereunder does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

The Corporation may issue debt securities and incur additional indebtedness other than through an offering of debt securities pursuant to this Prospectus.

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture or otherwise. The Indenture provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Unless otherwise specified in the applicable Prospectus Supplement, debt securities may be issued in whole or in part in a global form and will be registered in the name of and be deposited with The Depository Trust Company or its nominee, Cede & Co. The debt securities will be issuable in denominations of US$1,000 and integral multiples of US$1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

General

Material Canadian and United States federal income tax considerations applicable to any debt securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the Prospectus Supplement relating to the offering of debt securities.

Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be unsecured obligations and will rank equally with all of the Corporation’s other unsecured and unsubordinated indebtedness and will be guaranteed by both Guarantors. See “—Guarantees” below. Enbridge is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at March 31, 2019, the long-term debt (excluding the current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of Enbridge and its subsidiaries totaled approximately $60.1 billion, of which approximately $36.5 billion is subsidiary debt. The debt securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Enbridge’s subsidiaries other than the Guarantors with respect to any guaranteed debt securities. The Indenture does not limit the incurrence of indebtedness and issuance of preferred stock of or by Enbridge’s subsidiaries. Nonetheless, we do not expect either Guarantor to issue any additional debt or any preferred stock after the date of this prospectus.

The Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under “Where You Can Find More Information”. The Indenture will be described in a Prospectus Supplement for such debt securities. For further details, prospective investors should refer to the Indenture and the applicable Prospectus Supplement.

10

Debt securities may also be issued under new supplemental indentures between us and a trustee or trustees as will be described in a Prospectus Supplement for such debt securities. The Corporation may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this Prospectus.

The Prospectus Supplement will set forth additional terms relating to the debt securities being offered, including covenants, events of default, provisions for payments of additional amounts and redemption provisions.

The Prospectus Supplement will also set forth the following terms relating to the debt securities being offered:

•                                          the title of the debt securities of the series;

•                                          any limit upon the aggregate principal amount of the debt securities of the series;

•                                          the party to whom any interest on a debt security of the series shall be payable;

•                                          the date or dates on which the principal of (and premium, if any, on) any debt securities of the series is payable;

•                                          the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

•                                          the place or places where principal and any premium and interest are payable;

•                                          the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the option of the Corporation;

•                                          the obligation, if any, of the Corporation to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

•                                          if other than denominations of $1,000 and any integral multiples of $1,000, the denominations in which the debt securities are issuable;

•                                          if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•                                          if other than U.S. dollars, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series will be payable, and any related terms;

•                                          if the principal of or any premium or interest on any debt securities of the series is to be payable, at the election of the Corporation or the holders, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

•                                          if other than the entire principal amount, the portion of the principal amount of any debt securities of the series that is payable upon acceleration of maturity;

11

•                                          if the principal amount payable at maturity of the debt securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the debt securities and the Indenture;

•                                          if applicable, that the debt securities of the series are subject to defeasance and/or covenant defeasance;

•                                          if applicable, that the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

•                                          any addition to or change in the events of default applicable to the debt securities of the series and any change in the right of the trustee or the holders of the debt securities to accelerate the maturity of the debt securities of the series;

•                                          any addition to or change in the covenants described in this Prospectus applicable to the debt securities of the series;

•                                          if the debt securities are to be subordinated to other of the Corporation’s obligations, the terms of the subordination and any related provisions;

•                                          whether the debt securities will be convertible into securities or other property, including the Corporation’s common stock or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at the option of the Corporation or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the debt securities;

•                                          the obligation, if any, of the Corporation to pay to holders of any debt securities of the series amounts as may be necessary so that net payments on the debt security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the debt security, and the terms and conditions, if any, on which the Corporation may redeem the debt securities rather than pay such additional amounts;

•                                          whether the Corporation will undertake to list the debt securities of the series on any securities exchange or automated interdealer quotation system;

•                                          whether the debt securities of the series will be guaranteed by either or both Guarantors; and

•                                          any other terms of the series of debt securities.

Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture does not afford the holders the right to tender debt securities to Enbridge for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest in the event Enbridge should become involved in a highly leveraged transaction or in the event of a change in control of Enbridge.

Debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the applicable Prospectus Supplement.

12

Unless otherwise indicated in the applicable Prospectus Supplement, Enbridge may, without the consent of the holders thereof, reopen a previous issue of a series of debt securities and issue additional debt securities of such series; provided, however, that in the event any additional debt securities are not fungible with the outstanding debt securities for United States federal income tax purposes, such non-fungible additional debt securities will be issued with a separate CUSIP number so that they are distinguishable from the outstanding debt securities.

Guarantees

Unless otherwise specified in the applicable Prospectus Supplement, each of the Guarantors will fully, unconditionally, irrevocably, absolutely and jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the debt securities and all other amounts due and payable by Enbridge under the Indenture and the debt securities, when and as such principal, premium, if any, interest and other amounts shall become due and payable. The guarantee of any debt securities is intended to be a general, unsecured, senior obligation of each of the Guarantors and will rank pari passu in right of payment with all indebtedness of each Guarantor that is not, by its terms, expressly subordinated in right of payment to the guarantee.

The guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of any of the following events:

•                                          any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any person that is not an affiliate of Enbridge, of any of Enbridge’s direct or indirect limited partnership or other equity interests in such Guarantor as a result of which such Guarantor ceases to be a consolidated subsidiary of Enbridge;

•                                          the merger of such Guarantor into Enbridge or the other Guarantor or the liquidation and dissolution of such Guarantor;

•                                          with respect to any series of debt securities, the repayment in full or discharge or defeasance of such debt securities (each as contemplated by the Indenture or any applicable supplemental indenture);

•                                          with respect to EEP, the repayment in full or discharge or defeasance of the debt securities of EEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Seventeenth Supplemental Indenture, dated as of January 22, 2019, among EEP, the Corporation and U.S. Bank National Association, as trustee; or

•                                          with respect to SEP, the repayment in full or discharge or defeasance of the debt securities of SEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Eighth Supplemental Indenture, dated as of January 22, 2019, among SEP, the Corporation and Wells Fargo Bank, National Association, as trustee.

13

DESCRIPTION OF SHARE CAPITAL

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of the existing capital of the Corporation. The following description is subject to, and qualified by reference to, the terms and provisions of the Corporation’s articles and by-laws. The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the common shares in Canada is AST Trust Company (Canada) (formerly CST Trust Company) at its principal transfer offices in Vancouver, British Columbia, Calgary, Alberta, Toronto, Ontario and Montréal, Québec. The co-registrar and co-transfer agent for the common shares in the United States is American Stock Transfer & Trust CO LLC at its principal office in Brooklyn, New York.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, a copy of which may be obtained by contacting the Director, Investor Relations, Enbridge, 200, 425-1st Street S.W., Calgary, Alberta, T2P 3L8; telephone: 1-800-481-2804; fax: 1-403-231-5780; email: investor.relations@enbridge.com.

Preference Shares

Shares Issuable in Series

The preference shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Corporation, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Corporation or the right to be convertible or exchangeable for common shares, directly or indirectly.

For preference shares issued that are to be convertible into other securities of the Corporation, including other series of preference shares, no amounts will be payable to convert those preference shares.

14

Priority

The preference shares of each series shall rank on parity with the preference shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the preference shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

15

MATERIAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe material Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, if applicable, including whether the payments of dividends on common shares or preference shares or payments of principal, premium, if any, and interest on debt securities payable to a non-resident of Canada will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such material consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

16

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each purchaser of Securities in an offering made pursuant to this Prospectus that is a “Plan” will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each purchaser of Securities that is a “Plan” and that acquires the Securities in connection with an offering made pursuant to this Prospectus will be deemed to represent by its purchase of the Securities that a fiduciary (the “Fiduciary”) independent of the Corporation, any underwriters, agents, dealers or any of their affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire the Securities in such offering made pursuant to this Prospectus and that such Fiduciary:

(i)            is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time;

(ii)           in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary;

(iii)          is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the Securities;

(iv)          is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire the Securities;

(v)           has exercised independent judgment in evaluating whether to invest the assets of the Plan in the Securities;

(vi)          understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition of the Securities;

(vii)         understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition of the Securities; and

(viii)        confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition of the Securities.

17

PLAN OF DISTRIBUTION

The Corporation may sell the Securities to or through underwriters, agents or dealers and also may sell the Securities directly to purchasers pursuant to applicable statutory exemptions or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

The Prospectus Supplement relating to each series of the Securities will also set forth the terms of the offering of the Securities, including to the extent applicable, the initial offering price, the proceeds to the Corporation, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to Securities sold to or through underwriters or agents will be named in the Prospectus Supplement relating to such Securities.

In connection with the sale of the Securities, underwriters may receive compensation from the Corporation or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid either using a portion of the funds received in connection with the sale of the Securities or out of the general funds of the Corporation.

Under agreements which may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of Securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

18

ENFORCEMENT OF CIVIL LIABILITIES

The Corporation is a Canadian corporation. While the Corporation has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this Prospectus, it may not be possible for investors to enforce outside the United States judgments against the Corporation obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Corporation are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

19

VALIDITY OF SECURITIES

The validity of the debt securities will be passed upon for us by McCarthy Tétrault LLP with respect to matters of Canadian law and by Sullivan & Cromwell LLP with respect to matters of New York law. The validity of the guarantees will be passed upon for us by Sullivan & Cromwell LLP. The validity of the common shares and preference shares will be passed upon for us by McCarthy Tétrault LLP.

20

EXPERTS

The financial statements incorporated in this Prospectus by reference to Enbridge Inc.’s Current Report on Form 8-K dated May 10, 2019 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Enbridge Inc. for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

21

US$750,000,000

Enbridge Inc.

Fully and Unconditionally Guaranteed by
Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP

Floating Rate Senior Notes due 2022

Prospectus Supplement
February 18, 2020

Joint Book-Running Managers

BofA Securities	J.P. Morgan